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                               FOOT LOCKER, INC.

                                                                    Exhibit 99.1
                              N E W S  R E L E A S E
                              ----------------------

                                    CONTACT:  Peter D. Brown
                                              Vice President, Investor Relations
                                              and Treasurer
                                              Foot Locker, Inc.
                                              (212) 720-4254

        100 PERCENT OF FOOT LOCKER, INC.'S $150 MILLION 5.5% CONVERTIBLE
                  SUBORDINATED NOTES CONVERTED TO COMMON STOCK
        o Will Not Impact Company's Fully Diluted Earnings Per Share
        o Reduces Company's Annual Interest Expense by Approximately $8 Million

NEW YORK, NY, June 4, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that The Bank of New York, as Conversion Agent for the Company's $150 million outstanding 5.5% convertible subordinated notes, has received notice from 100 percent of the holders of the notes of their election to convert their securities into shares of the Company's common stock. Effective June 3, 2004, all of the convertible subordinated notes have been cancelled and approximately 9.5 million new shares of Foot Locker, Inc. common shares have been issued.

This conversion has no impact on fully diluted earnings per share as the equivalent number of common shares has already been included in the Company's fully diluted share count. The Company's annual interest expense will decrease by approximately $8 million as a result of this conversion.

On April 20, 2004 Foot Locker, Inc. provided notice to The Bank of New York, as Trustee under the indenture, with notification that it intended to redeem its entire $150 million outstanding 5.5% convertible subordinated notes, effective June 4, 2004. The redemption price on June 4, 2004 was equal to 103.1% of the principal amount of the notes.

As a result of this redemption notification, the Company expected that most holders would convert their notes into shares of Foot Locker, Inc. common stock, on or before June 3, 2004 at a conversion price of $15.806 per share. This expectation was based on Foot Locker, Inc.'s common stock continuing to trade at a price greater than $16.30 per share, equal to the conversion price of $15.806 multiplied by the redemption price of 103.1% of the principal amount of the notes.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,900 athletic retail stores in 17 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

        Foot Locker, Inc., 112 West 34th Street, New York, New York 10120